Exhibit 99.1

CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5814
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS THE COMPLETION OF THE SALE AND LEASEBACK OF ITS FACILITY IN ADAIRSVILLE, GA

DALTON, GEORGIA (Dec 15, 2023) (GLOBE NEWSWIRE) -- The Dixie Group, Inc. (NASDAQ: DXYN) reported the sale of its facility in Adairsville, Georgia, and approximately 17 acres of surrounding property to Adairsville GA, LLC, an affiliate of Cannon Commercial, Inc., for a sale price of approximately $16.3 million. The sale resulted in a gain of over $8 million and a reduction of the Company’s existing debt of approximately $16 million.

Concurrent with the sale of the Property, The Dixie Group and Adairsville GA, LLC entered into a ten-year lease agreement, whereby The Dixie Group will lease back the property at an annual rental rate of $1.5 million over the first five years and $1.6 million for the remaining five years. Under the lease, The Dixie Group has two (2) consecutive options to extend the term of the Lease by five (5) years for each such option.

Simultaneously with the sale, the Dixie Group paid down its existing loan with RGA in the amount of $10.4 million and its credit facility by approximately $5 million.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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